Exhibit 99.1

 FOR IMMEDIATE RELEASE

Internap Successfully Integrates VitalStream Advertising Services
into P-NAP Architecture

Optimized network brings IP with 100 percent uptime; Helps advertisers and content owners meet client SLAs

ATLANTA, GA - March 28, 2007- Internap Network Services Corporation (NASDAQ: INAP), a provider of choice for the world’s elite businesses on the Internet, today announced that it has successfully migrated VitalStream Advertising and Media Services through its proprietary Private Network Access Points (P-NAP®) for premium network connectivity and performance, signifying progress in the integration of the two companies’ products and services.

As a result of moving to the Internap platform, online broadcasters such as Citadel and Univision can leverage the Internap 100 percent uptime guarantee, which applies to certain non-advertising services clients, to better meet their service level agreements (SLAs) extended to third parties. The measure is one of many expected over the next two quarters to enhance the Internap customer experience, while improving the combined company’s ability to deliver the strongest, most complete solution for monetizing digital audio and video through online, in-stream advertising.

"The addition of application layer offerings such as this to Internap's high performance route management network is a direct response to our customer's requests,” said Tim P. Sullivan, chief technical officer for Internap. "This is an early example of the value that the combined technologies of Internap and VitalStream will bring to the marketplace."

Internap’s patented P-NAP architecture provides redundant connections to as many as eight major Network Service Providers (NSPs) for fast, reliable network access. Each P-NAP also has an intelligent layer that mitigates performance culprits such as latency, packetloss and jitter, which can degrade or even halt the performance of Web-based media. This route-control software enhances the multi-homed P-NAP environment by proactively managing traffic 24x7x365.

VitalStream's advertising software solution inserts in-stream advertisements into live and on-demand Internet streaming broadcasts to target specific end-user demographics, enabling advertisers to reach audio and video audiences with a seamless advertising experience. Delivering these applications across the Internap P-NAP significantly improves IP connectivity and performance for customers using the service to monetize digital assets.

In addition to targeting ads based on gender, demographic, format and region, VitalStream also offers unique added-value services such as the MediaConsole®, which monitors and reports key campaign metrics to advertisers.

Philip N. Kaplan, chief strategy officer for Internap, noted that response time is one of the greatest factors for successfully deploying advertising software. “We are constantly looking for ways to improve the speed and overall experience of our service, as well as how to help our clients show accountability to their advertisers. The intelligence and carrier diversity provided through our P-NAP provides a superior means to achieve this goal, and our customers will benefit immediately from the improved performance of our advertising solutions.”

The integration of VitalStream services into its P-NAP, which is housed in select Internap data centers, also helps the company better manage network processes and realize cost efficiencies. As the integration progresses, advertising customers will be able to take advantage of Internap added-value services, such as 24 x 7 x 365 network operations support.

About Internap
Internap is a market leader of intelligent route control solutions that bring reliability, performance and security to the Internet, and a global provider of integrated content delivery services that enable businesses to stream digital media to large audiences over the Internet. The company provides patented and patent-pending technologies that address the inherent weaknesses of the Internet, enabling enterprises to take full advantage of the benefits of deploying business-critical applications such as e-commerce, VoIP, and audio/video across IP networks. The company provides additional solutions, including video and audio streaming, advertising placement, reporting and analysis, live event broadcasting, media asset management, integrated Web hosting and consulting services. Internap currently serves more than 3,000 customers throughout North America, Europe, Asia and Australia.  For more information, please visit the company web site at www.internap.com.

Internap and VitalStream are trademarks of Internap Network Services Corporation and a wholly owned subsidiary, respectively. All other trademarks and brands are the property of their respective owners.

Internap Forward Looking Statements
Certain information included in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including, among others, statements regarding the progress of Internap’s integration of the recently acquired VitalStream business and anticipated enhancements of the company’s services, are forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by forward-looking statements. Many important factors that may affect Internap’s results of operations and financial condition include, but are not limited to, our ability to successfully integrate the operations of Internap and VitalStream; our ability to compete against existing and future competitors; our ability to respond successfully to the evolution of the high performance Internet connectivity, content delivery, streaming and related services industries; our ability to respond successfully to technological change; the availability on favorable terms or at all of services from various Internet network and other third-parties on whom we rely to provide our services, and the failure of such third party suppliers to deliver their products and services; failures in our network operations centers, network access points or computer systems; our ability to complete successfully the integration of acquired companies, including VitalStream; our ability to protect ourselves and our customers from security breaches; our ability to protect our intellectual property; claims relating to intellectual property rights; government regulation of the Internet; and the effects of natural disasters or terrorist activity.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation and expressly disclaim any obligation to revise or update publicly any forward-looking statement for any reason.

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Media Contact:	Investor Contact:
L.A. Campbell	Andrew Albrecht
404/302-9721	404/302-9841
lcampbell@internap.com	aalbrecht@internap.com